Exhibit (h)(5)
                         AGREEMENT OF THE JOINT INSUREDS


                  THIS AGREEMENT dated September 1, 1999 is hereby entered into by and among THE INTERNET FUND, INC. and each series of KINETICS MUTUAL FUNDS, INC., each as listed on Schedule A, as may be amended from time to time (hereinafter referred to as the "Fund" or the "Funds").


                  WHEREAS, the Funds are management investment companies registered under the Investment Company Act of 1940, as amended (the "Act"); and

                  WHEREAS, Rule 17g-1 under the Act requires each Fund to provide and maintain in effect a bond against larceny and embezzlement by its officers and employees; and

                  WHEREAS, Rule 17g-1 authorizes the Funds to secure a joint insured bond naming each of them as insureds; and

                  WHEREAS, Rule 17g-1 also requires that each investment company named as an insured in a joint bond enter into an agreement with the other named insureds containing certain provisions regarding the respective shares to be received by said insureds in the event recovery is received under the joint insured bond as a result of a loss sustained by them; and

                  WHEREAS, the Board of Directors of each Fund, including a majority of the Directors who are not "interested persons" of any Fund or any series of such Fund as defined by Section 2(a)(19) of the Act, have given due consideration to all factors relevant to the form, amount and ratable allocation of premiums of such a joint insured bond and have determined that this joint insured bond is in the best interest of each Fund and its respective shareholders, and, accordingly, the majority of such Directors have approved the amount, type, form and coverage of the joint insured bond and the portion of the premium payable by each such Fund hereunder; and

                  WHEREAS, the Directors have determined, with respect to each Fund, that the allocation of the proceeds payable under the joint insured bond as set forth herein, which takes into account the minimum amount of coverage required for each Fund by Rule 17g-1, is equitable.

                  NOW, THEREFORE, the parties hereto, in consideration of the mutual covenants contained herein, hereby agree as follows:

                  1. JOINT INSURED BOND. The Funds shall maintain in effect a joint fidelity insurance bond (the "Bond") from a reputable fidelity insurance company authorized to do business in the place where the Bond is issued, insuring each Fund against larceny and embezzlement and covering such of their respective officers and employees who may, singly or jointly with others, have access, directly or indirectly, to the particular Fund's securities or other assets. The Bond shall name each Fund as an insured and shall comply with the requirements for such bonds established by Rule 17g-1.

                  2. AMOUNT. The Bond shall be in a least the minimum amount required by Rule 17g-1(d) to be maintained by the Funds, in accordance with the policies of the staff of the Securities and Exchange Commission.

                  3. RATABLE ALLOCATION OF PREMIUMS. The Funds shall divide the initial premium and any additional premiums which may become due under the Bond among them based upon their relative net assets at the time of payment of the premium involved.

                  4. RATABLE ALLOCATION OF PROCEEDS.

                           (a) If more than one of the Funds sustains a single
loss (including a loss sustained before the date hereof), for which recovery is received under the Bond, each such Fund shall receive that portion of

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the recovery that is sufficient in amount to indemnify that Fund in full for the loss sustained by it, unless the recovery is inadequate to fully indemnify all such Funds sustaining a single loss.

                           (b) If the recovery is inadequate to fully indemnify
all Funds sustaining a single loss, the recovery shall be allocated among such Funds as follows:


                           (i) Each of the Funds, to the extent it sustains a
                  loss, shall be allocated an amount equal to the lesser of its actual loss or the minimum amount of the fidelity bond that it would be required to maintain under a single insured bond (determined as of the time of the loss in accordance with the provisions of Rule 17g-1).

                           (ii) The remainder, if any, shall be allocated among
                  the Funds based upon their relative net assets at the time of the loss (provided that, if such allocation would result in any Fund receiving a portion of the recovery in excess of the loss actually sustained by it, the aggregate of such excess among such Funds shall be reallocated among the remaining Funds not fully indemnified as a result of the foregoing allocations, in proportion to the allocation percentages set forth in this sub-provision).

                  5. CLAIMS AND SETTLEMENTS. Each Fund shall, within five (5) days after the making of any claim under the Bond, provide the other Funds with written notice of the amount and nature of such claim. Each Fund shall, within five (5) days of the receipt thereof, provide the other Funds with written notice of the terms of settlement of any claim made under the Bond by such Fund. In the event that two (2) or more Funds shall agree to a settlement of a claim made under the Bond with respect to a single loss, notice of the settlement shall also include calculation of the amounts to be received under Paragraph 4 hereof. The officers of each Fund designated as responsible for filing notices required by paragraph (g) of Rule 17g-1 under the Act shall give and receive any notices required hereby with respect to such Fund.

                  6. MODIFICATIONS AND AMENDMENTS. Any Fund may increase the amount of the Bond. Such Fund must give written notice thereof to the other Funds to this Agreement and to the Securities and Exchange Commission in accordance with Rule 17g-1. If, pursuant to Rule 17g-1, any Fund shall determine that the coverage provided pursuant to this Agreement should otherwise be modified, it shall so notify the other Funds hereto and indicate the nature of the modification (including the treatment of any increase or return premium) which it believes to be appropriate. If within sixty (60) days of such notice any necessary amendments to this Agreement shall not have been made and the request for modification shall not have been withdrawn, this Agreement shall terminate (except with respect to losses occurring prior to such termination). Any Fund may withdraw from this Agreement at any time and cease to be a Fund hereto (except with respect to losses occurring prior to such withdrawal) by giving not less than sixty (60) days prior written notice to the other parties of such withdrawal. Upon withdrawal, a withdrawing Fund shall be entitled to receive such portion of any premium rebated by the fidelity company with respect to such withdrawal. Upon termination of the Bond, each insured shall receive any premium rebated by the fidelity company with respect to such termination in proportion to the premium paid by such insured, less any premium previously refunded with respect to such insured.

                  7. GOVERNING LAW. This Agreement shall be construed in accordance with the laws of the State of New York.

                  8. NO ASSIGNMENT. This Agreement is not assignable.

                  9. NOTICES. All notices and other communications hereunder shall be addressed to the appropriate Fund at 477 Madison Avenue, New York, New York 10173.

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                  10. COUNTERPARTS. This Agreement may be executed in two (2) or more parts which together shall constitute a single agreement.

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


        IN WITNESS WHEREOF, each of the parties hereto has duly executed this Agreement as of the day and year first above written.



                 THE INTERNET FUND, INC.



                 By:_______________________________________
                 Name:_____________________________________
                 Title:______________________________________


                 KINETICS MUTUAL FUNDS, INC.
                 on behalf of each series listed on Schedule A attached hereto



                 By:_______________________________________
                 Name:_____________________________________
                 Title:______________________________________




121437




                                   SCHEDULE A
                       TO AGREEMENT OF THE JOINT INSUREDS




                             THE INTERNET FUND, INC.

                           KINETICS MUTUAL FUNDS, INC.

                                THE MEDICAL FUND


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